Exhibit 99c

SHARE EXCHANGE AGREEMENT

SHARE EXCHANGE AGREEMENT, dated as of August 19, 2011 (this “Agreement”) by and among JH Acquisitions Eight, Inc., an Oklahoma corporation (“JH Eight”), the stockholders of JH Eight set forth on Schedule I hereto (the “JH Eight Shareholders”), and Source Rock, Inc. f/k/a Lyonheart  Capital, Inc., a Nevada corporation (“Source Rock”).

WHEREAS, the JH Eight Shareholders own 100% of the issued and outstanding ordinary shares of JH Eight (such shares being hereinafter referred to as the “JH Eight Shares”); and

WHEREAS, (i) the JH Eight Shareholders and JH Eight believe it is in their respective best interests for the JH Eight Shareholders to exchange Thirty one thousand five hundred (31,500) JH Eight Shares for Eight million (8,000,000) newly-issued shares as set forth on Schedule III hereto (the “Source Rock Shares”) of common stock, $0.001 par value per share, of Source Rock (the “Common Stock”), which, at the time of this Agreement, shall constitute approximately 80% of the issued and outstanding shares of Source Rock Common Stock immediately after the closing of the transactions contemplated herein, and (ii) Source Rock believes it is in its best interest and the best interest of its stockholders to acquire the JH Eight Shares in exchange for the Source Rock Shares, all upon the terms and subject to the conditions set forth in this Agreement (the “Share Exchange”); and

WHEREAS, it is the intention of the parties that: (i) the Share Exchange shall qualify as a tax-free reorganization under Section 368(a)(1)(B) of the Internal Revenue Code of 1986, as amended (the “Code”); and (ii) the Share Exchange shall qualify as a transaction in securities exempt from registration or qualification under the Securities Act of 1933, as amended and in effect on the date of this Agreement (the “Securities Act”); and

NOW, THEREFORE, in consideration of the mutual terms, conditions and other agreements set forth herein, the parties hereto agree as follows:

ARTICLE I

EXCHANGE OF JH EIGHT SHARES FOR SOURCE ROCK SHARES

Section 1.1  Agreement to Exchange JH Eight Shares for Source Rock Shares. On the Closing Date (as hereinafter defined) and upon the terms and subject to the conditions set forth in this Agreement, the JH Eight Shareholders shall assign, transfer, convey and deliver the JH Eight Shares to Source Rock.  In consideration and exchange for the JH Eight Shares, Source Rock shall issue, transfer, convey and deliver the Source Rock Shares to the JH Eight Shareholders.

Section 1.2  Closing and Actions at Closing. The closing of the Share Exchange (the “Closing”) shall take place remotely via the exchange of documents and signatures at 10:00 a.m. E.D.T. on the day the conditions to closing set forth in Articles V and VI herein have been satisfied or waived, or at such other time and date as the parties hereto shall agree in writing (the “Closing Date”).   Such closing may not occur until all of the requirements of Rule 419 of the Securities Act of 1933 have been satisfied including the effectiveness of the post effective amendment and the approval of at least 80% of the maximum offering in the reconfirmation offering.

Section 1.3  Directors of Source Rock at Closing Date. On the Closing Date, Eric Anderson, the current director of Source Rock, shall resign from the board of directors of Source Rock (the “Source Rock Board”) and  the simultaneous appointment of Mark Mroczkowski and Michael o’Derrick to the Source Rock Board shall immediately become effective.

Section 1.4  Officers of Source Rock at Closing Date. On the Closing Date, Eric Anderson shall resign from each officer position held at Source Rock and immediately thereafter, the Source Rock Board shall appoint Mark Mroczkowski to serve as President, Chief Executive Officer and Chairman; Michael O’Derrick to serve as Secretary, Treasurer and Chief Financial Officer.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF SOURCE ROCK

Source Rock represents, warrants and agrees that all of the statements in the following subsections of this Article II are true and complete as of the date hereof.

Section 2.1  Corporate Organization

a. Source Rock is a corporation duly organized, validly existing and in good standing under the laws of Nevada, and has all requisite corporate power and authority to own its properties and assets and governmental licenses, authorizations, consents and approvals to conduct its business as now conducted and is duly qualified to do business and is in good standing in each jurisdiction in which the nature of its activities makes such qualification and being in good standing necessary, except where the failure to be so qualified and in good standing will not have a Material Adverse Effect on the activities, business, operations, properties, assets, condition or results of operation of Source Rock. “Material Adverse Effect” means, when used with respect to Source Rock, any event, occurrence, fact, condition, change or effect, which, individually or in the aggregate, would reasonably be expected to be materially adverse to the business, operations, properties, assets, condition (financial or otherwise), or operating results of Source Rock, or materially impair the ability of Source Rock to perform its obligations under this Agreement, excluding any change, effect or circumstance resulting from (i) the announcement, pendency or consummation of the transactions contemplated by this Agreement, or (ii) changes in the United States securities markets generally.

b. Copies of the certificate of incorporation and by-laws of Source Rock with all amendments thereto, as of the date hereof (the “Source Rock Charter Documents”), have been furnished to the JH Eight Shareholders and to JH Eight, and such copies are accurate and complete as of the date hereof. The minute books of Source Rock are current as required by law, contain the minutes of all meetings of the Source Rock Board and stockholders of Source Rock from its date of incorporation to the date of this Agreement, and adequately reflect all material actions taken by the Source Rock Board and stockholders of Source Rock, is not in violation of any of the provisions of the Source Rock Charter Documents.

Section 2.2  Capitalization of Source Rock

a. The authorized capital stock of Source Rock consists of 200 million shares which are authorized as Common Stock and 25 million which are authorized as Preferred Stock, of which 10 million common shares are issued and outstanding, immediately prior to this Share Exchange.  There are no preferred shares issued and outstanding.

b. All of the issued and outstanding shares of Common Stock of Source Rock immediately prior to this Share Exchange are, and all shares of Common Stock of Source Rock when issued in accordance with the terms hereof will be, duly authorized, validly issued, fully paid and non-assessable, have been issued in compliance with all applicable U.S. federal and state securities laws and state corporate laws, and have been issued free of preemptive rights of any security holder. Except with respect to the matters described in Schedule 2.2 and with respect to securities to be issued to the JH Eight Shareholders pursuant to the terms hereof, as of the date of this Agreement there are no outstanding or authorized options, warrants, agreements, commitments, conversion rights, preemptive rights or other rights to subscribe for, purchase or otherwise acquire or receive any shares of Source Rock’s capital stock, nor are there or will there be any outstanding or authorized stock appreciation, phantom stock, profit participation or similar rights, pre-emptive rights or rights of first refusal with respect to Source Rock or any Common Stock, or any voting trusts, proxies or other agreements, understandings or restrictions with respect to the voting of Source Rock’s capital stock. There are no registration, or anti-dilution rights, and there is no voting trust, proxy, rights plan, anti-takeover plan or other agreement or understanding to which Source Rock is a party or by which it is bound with respect to any equity security of any class of Source Rock. Source Rock is not a party to, and it has no knowledge of, any agreement restricting the transfer of any shares of the capital stock of Source Rock.  The issuance of all of the shares of Source Rock described in this Section 2.2 have been, or will be, as applicable, in compliance with U.S. federal and state securities laws and state corporate laws and no stockholder of Source Rock has any right to rescind or bring any other claim against Source Rock for failure to comply with the Securities Act of 1933, as amended (the “Securities Act”), or state securities laws.

c. There are no outstanding contractual obligations (contingent or otherwise) of Source Rock to retire, repurchase, redeem or otherwise acquire any outstanding shares of capital stock of, or other ownership interests in, Source Rock or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any other person.

Section 2.3  Subsidiaries and Equity Investments. Source Rock does not directly or indirectly own any capital stock or other securities of, or any beneficial ownership interest in, or hold any equity or similar interest, or have any investment in any corporation, limited liability company, partnership, limited partnership, joint venture or other company, person or other entity.

Section 2.4  Authorization, Validity and Enforceability of Agreements. Source Rock has all corporate power and authority to execute and deliver this Agreement and all agreements, instruments and other documents to be executed and delivered in connection with the transactions contemplated by this Agreement to perform its obligations hereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement by Source Rock and the consummation by Source Rock of the transactions contemplated hereby and thereby, have been duly authorized by all necessary corporate action of Source Rock, and no other corporate proceedings on the part of Source Rock are necessary to authorize this Agreement or to consummate the transactions contemplated hereby and thereby. This Agreement constitutes the valid and legally binding obligation of Source Rock and is enforceable in accordance with its terms, except as such enforcement may be limited by general equitable principles, or by bankruptcy, insolvency and other similar laws affecting the enforcement of creditors rights generally. Source Rock does not need to give any notice to, make any filings with, or obtain any authorization, consent or approval of any government or governmental agency or other person in order for it to consummate the transactions contemplated by this Agreement, other than filings that may be required or permitted under states securities laws, the Securities Act and/or the Exchange Act resulting from the issuance of the Source Rock Shares.

Section 2.5  No Conflict or Violation. Neither the execution and delivery of this Agreement by Source Rock, nor the consummation by Source Rock of the transactions contemplated hereby will: (i) contravene, conflict with, or violate any provision of the Source Rock Charter Documents; (ii) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge or other restriction of any government, governmental agency, court, administrative panel or other tribunal to which Source Rock is subject, (iii) conflict with, result in a breach of, constitute a default (or an event or condition which, with notice or lapse of time or both, would constitute a default) under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel, or require any notice under any agreement, contract, lease, license, instrument or other arrangement to which Source Rock is a party or by which it is bound, or to which any of its assets or properties are subject; or (iv) result in or require the creation or imposition of any encumbrance of any nature upon or with respect to any of Source Rock’s assets, including without limitation the Source Rock Shares.

Section 2.6  Agreements. Except as disclosed on Schedule 2.6, Source Rock is not a party to or bound by any contracts, including, but not limited to, any:

a. employment, advisory or consulting contract;

b. plan providing for employee benefits of any nature, including any severance payments;

c. lease with respect to any property or equipment;

d. contract, agreement, understanding or commitment for any future expenditure in excess of $5,000 in the aggregate;

e. contract or commitment pursuant to which it has assumed, guaranteed, endorsed, or otherwise become liable for any obligation of any other person, entity or organization; or

f. agreement with any person relating to the dividend, purchase or sale of securities, that has not been settled by the delivery or payment of securities when due, and which remains unsettled upon the date of this Agreement, except with respect to the Source Rock Shares.

Section 2.7 Litigation. There is no action, suit, proceeding or investigation (“Action”) pending or, to the knowledge of Source Rock, currently threatened against Source Rock or any of its affiliates, that may affect the validity of this Agreement or the right of Source Rock to enter into this Agreement or to consummate the transactions contemplated hereby or thereby. There is no Action pending or, to the knowledge of Source Rock, currently threatened against Source Rock or any of its affiliates, before any court or by or before any governmental body or any arbitration board or tribunal, nor is there any judgment, decree, injunction or order of any court, governmental department, commission, agency, instrumentality or arbitrator against Source Rock or any of its affiliates. Neither Source Rock nor any of its affiliates is a party or subject to the provisions of any order, writ, injunction, judgment or decree of any court or government agency or instrumentality. There is no Action by Source Rock or any of its affiliates relating to Source Rock currently pending or which Source Rock or any of its affiliates intends to initiate.

Section 2.8  Compliance with Laws. Source Rock has been and is in compliance with, and has not received any notice of any violation of any, applicable law, order, ordinance, regulation or rule of any kind whatsoever, including without limitation the Securities Act, the Exchange Act, the applicable rules and regulations of the SEC or the applicable securities laws and rules and regulations of any state.

Section 2.9  Financial Statements; SEC Filings.

a. Source Rock’s financial statements contained in its periodic reports filed on EDGAR with the SEC were prepared in accordance with generally accepted accounting principles applicable in the United States of America (“U.S. GAAP”) applied on a consistent basis throughout the periods indicated The financial statements attached as Schedule 2.9 fairly present the financial condition and operating results of Source Rock as of the dates, and for the periods, indicated therein, subject to normal year-end audit adjustments. Except as described in Schedule 2.2, Source Rock has no material liabilities (contingent or otherwise). Source Rock is not a guarantor or indemnitor of any indebtedness of any other person, entity or organization.

b. Source Rock made all its filings with the SEC that it was required to make under the Securities Act and the Exchange Act (the “Public Reports”). Each of the Public Reports complied in all material respects with the applicable provisions of the Securities Act the Exchange Act, and the Sarbanes/Oxley Act of 2002 (the “Sarbanes/Oxley Act”) and/or regulations promulgated thereunder. None of the Public Reports, as of their respective dates, contained any untrue statement of a material fact or omitted to state a material fact necessary to make the statements made therein not misleading. There is no event, fact or circumstance that would cause any certification signed by any officer of Source Rock in connection with any Public Report pursuant to the Sarbanes/Oxley Act to be untrue, inaccurate or incorrect in any respect.

Section 2.10  Books, Financial Records and Internal Controls. For those periods when Source Rock filed periodic reports, all the accounts, books, registers, ledgers, Source Rock Board minutes and financial and other records of whatsoever kind of Source Rock were, properly and accurately kept and completed; there were no material inaccuracies or discrepancies of any kind contained or reflected therein; and they give and reflect a true and fair view of the financial, contractual and legal position of Source Rock.For those periods when Source Rock filed periodic reports, Source Rock actively maintained  a system of internal accounting controls sufficient, in the judgment of Source Rock, to provide reasonable assurance that (i) transactions were executed in accordance with management’s general or specific authorizations, (ii) transactions were recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability, (iii) access to assets was permitted only in accordance with management’s general or specific authorization and (iv) the recorded accountability for assets was compared with the existing assets at reasonable intervals and appropriate actions were taken with respect to any differences.

Section 2.11 Employee Benefit Plans. Source Rock does not have any “Employee Benefit Plan” as defined in the U.S. Employee Retirement Income Security Act of 1974 or similar plans under any applicable laws.

Section 2.12  No Debt Obligations. Upon the Closing Date, Source Rock will have no debt, obligations or liabilities of any kind whatsoever other than with respect to that set forth, Source Rock is not a guarantor of any indebtedness of any other person, entity or corporation.

Section 2.13  No Broker Fees. No brokers, finders or financial advisory fees or commissions will be payable by or to Source Rock or any of their affiliates with respect to the transactions contemplated by this Agreement.

Section 2.14  No Disagreements with Accountants and Lawyers. There are no disagreements of any kind presently existing, or anticipated by Source Rock to arise, between Source Rock and any accountants and/or lawyers formerly or presently engaged by Source Rock. Source Rock owes no fees to any accountants or lawyers.

Section 2.15  Disclosure. This Agreement and any certificate attached hereto or delivered in accordance with the terms hereby by or on behalf of Source Rock or the Source Rock Controling Shareholder in connection with the transactions contemplated by this Agreement do not contain any untrue statement of a material fact or omit any material fact necessary in order to make the statements contained herein and/or therein not misleading.

Section 2.16  No Integrated Offering. Source Rock does not have any registration statement pending before the Commission or currently under the Commission’s review and since the Closing Date, except as contemplated under this Agreement, Source Rock has not offered or sold any of its equity securities or debt securities convertible into shares of Common Stock.

Section 2.17  Employees.

a. Source Rock has no employees.

b. Other than Eric Anderson, Source Rock does not have any officers or directors. No director or officer of Source Rock is a party to, or is otherwise bound by, any contract (including any confidentiality, non-competition or proprietary rights agreement) with any other person that in any way adversely affects or will materially affect (a) the performance of her duties as a director or officer of Source Rock or (b) the ability of Source Rock to conduct its business.

Section 2.18  No Undisclosed Events or Circumstances. No event or circumstance has occurred or exists with respect to Source Rock or its respective businesses, properties, prospects, operations or financial condition, which, under applicable law, rule or regulation, requires public disclosure or announcement by Source Rock but which has not been so publicly announced or disclosed. Source Rock has not provided to JH Eight, or the JH Eight Shareholders, any material non-public information or other information which, according to applicable law, rule or regulation, was required to have been disclosed publicly by Source Rock but which has not been so disclosed, other than with respect to the transactions contemplated by this Agreement.

Section 2.19  Disclosure. This Agreement and any certificate attached hereto or delivered in accordance with the terms hereof by or on behalf of Source Rock in connection with the transactions contemplated by this Agreement, when taken together, do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements contained herein and/or therein not misleading.

Section 2.20  No Assets or Real Property. Except as set forth on the most recent Financial Statements, Source Rock does not have any assets of any kind.  Source Rock does not own or lease any real property.

Section 2.21  Interested Party Transactions.  Except as disclosed on Schedule 2.19 and in Commission filings, no officer, director or shareholder of Source Rock or any affiliate or “associate” (as such term is defined in Rule 405 of the Commission under the Securities Act) of any such person or entity, has or has had, either directly or indirectly, (a) an interest in any person or entity which (i) furnishes or sells services or products which are furnished or sold or are proposed to be furnished or sold by Source Rock  or (ii) purchases from or sells or furnishes to, or proposes to purchase from, sell to or furnish Source Rock any goods or services; or (b) a beneficial interest in any contract or agreement to which Source Rock is a party or by which it may be bound or affected.

Section 2.22  Intellectual Property.   Source Rock does not own, use or license any intellectual property.

Section 2.23  SEC or FINRA Inquiries and SEC Comment Letters.  Other than as disclosed on Schedule 2.21, neither Source Rock nor any of its past or present officers or directors is, or has ever been, the subject of any comment letter, formal or informal inquiry or investigation by the SEC or FINRA, formerly known as the NASD.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF JH EIGHT

JH Eight represents, warrants and agrees that all of the statements in the following subsections of this Article III, pertaining to JH Eight, are true and complete as of the date hereof.

Section 3.1  Incorporation.  JH Eight is a company duly incorporated, validly existing, and in good standing under the laws of Oklahoma and has the corporate power and is duly authorized under all applicable laws, regulations, ordinances, and orders of public authorities to carry on its business in all material respects as it is now being conducted.  The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby will not, violate any provision of JH Eight’s Articles of Organization or bylaws.  JH Eight has taken all actions required by law, its Articles of Organization or bylaws, or otherwise to authorize the execution and delivery of this Agreement.  JH Eight has full power, authority, and legal capacity and has taken all action required by law, its Articles of Organization or bylaws, and otherwise to consummate the transactions herein contemplated.

Section 3.2  Authorized Shares.  The number of shares which JH Eight is authorized to issue consists of 10,000,000 shares of Common Stock, $.00001 par value per share.   The issued and outstanding shares are validly issued, fully paid, and non-assessable and not issued in violation of the preemptive or other rights of any person.

Section 3.3  Subsidiaries and Predecessor Corporations.  JH Eight does not have any subsidiaries, and does not own, beneficially or of record, any shares of any other corporation.

Section 3.4  Financial Statements.  JH Eight has kept all books and records since inception and such financial statements have been prepared in accordance with generally accepted accounting principles consistently applied throughout the periods involved. The balance sheets are true and accurate and present fairly as of their respective dates the financial condition of JH Eight.  As of the date of such balance sheets, except as and to the extent reflected or reserved against therein, JH Eight had no liabilities or obligations (absolute or contingent) which should be reflected in the balance sheets or the notes thereto prepared in accordance with generally accepted accounting principles, and all assets reflected therein are properly reported and present fairly the value of the assets of JH Eight, in accordance with generally accepted accounting principles. The statements of operations, stockholders’ equity and cash flows reflect fairly the information required to be set forth therein by generally accepted accounting principles.

JH Eight has duly and punctually paid all Governmental fees and taxation which it has become liable to pay and has duly allowed for all taxation reasonably foreseeable and is under no liability to pay any penalty or interest in connection with any claim for governmental fees or taxation and JH Eight has made any and all proper declarations and returns for taxation purposes and all information contained in such declarations and returns is true and complete and full provision or reserves have been made in its financial statements for all Governmental fees and taxation.

The books and records, financial and otherwise, of JH Eight are, in all material aspects, complete and correct and have been maintained in accordance with good business and accounting practices.

All of JH Eight’s assets are reflected on its financial statements, and JH Eight has no material liabilities, direct or indirect, matured or unmatured, contingent or otherwise.

Section 3.5  Information.  The information concerning JH Eight set forth in this Agreement is complete and accurate in all material respects and does not contain any untrue statement of a material fact or omit to state a material fact required to make the statements made, in light of the circumstances under which they were made, not misleading.

Section 3.6  Litigation and Proceedings.  There are no actions, suits, proceedings, or investigations pending or, to the knowledge of JH Eight after reasonable investigation, threatened by or against  JH Eight or affecting JH Eight or its properties, at law or in equity, before any court or other governmental agency or instrumentality, domestic or foreign, or before any arbitrator of any kind.  JH Eight does not have any knowledge of any material default on its part with respect to any judgment, order, injunction, decree, award, rule, or regulation of any court, arbitrator, or governmental agency or instrumentality or of any circumstances.

Section 3.7  No Conflict With Other Instruments.  The execution of this Agreement and the consummation of the transactions contemplated by this Agreement will not result in the breach of any term or provision of, constitute a default under, or terminate, accelerate or modify the terms of any indenture, mortgage, deed of trust, or other material agreement, or instrument to which JH Eight is a party or to which any of its assets, properties or operations are subject.

Section 3.8  Compliance With Laws and Regulations.  To the best of its knowledge, JH Eight has complied with all applicable statutes and regulations of any federal, state, or other governmental entity or agency thereof, except to the extent that noncompliance would not materially and adversely affect the business, operations, properties, assets, or condition of JH Eight or except to the extent that noncompliance would not result in the occurrence of any material liability for JH Eight.  This compliance includes, but is not limited to, the filing of all reports to date with federal and state securities authorities.

Section 3.9  Approval of Agreement.  The Board of Directors of JH Eight has authorized the execution and delivery of this Agreement by JH Eight and has approved this Agreement and the transactions contemplated hereby.

Section 3.10 Valid Obligation.  This Agreement and all agreements and other documents executed by JH Eight in connection herewith constitute the valid and binding obligation of JH Eight, enforceable in accordance with its or their terms, except as may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and subject to the qualification that the availability of equitable remedies is subject to the discretion of the court before which any proceeding therefore may be brought.

Section 3.11  Subsidiaries and Equity Investments. JH Eight does not directly or indirectly own any capital stock or other securities of, or any beneficial ownership interest in, or hold any equity or similar interest, or have any investment in any corporation, limited liability company, partnership, limited partnership, joint venture or other company, person or other entity.

Section 3.12  No Debt Obligations. Upon the Closing Date, JH Eight will have no debt, obligations or liabilities of any kind whatsoever other than with respect to the transactions contemplated hereby. JH Eight is not a guarantor of any indebtedness of any other person, entity or corporation.

Section 3.13  Capitalization and Additional Issuances.   There are no options, warrants, or rights to subscribe to, securities, rights, understandings or obligations convertible into or exchangeable for or giving any right to subscribe for any shares of capital stock or other equity interest of JH Eight.  There are no outstanding agreements or preemptive or similar rights affecting JH Eight’s common stock.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF JH EIGHT SHAREHOLDERS

The JH Eight Shareholders hereby represents and warrants to Source Rock:

Section 4.1  Authority. The JH Eight Shareholders have the right, power, authority and capacity to execute and deliver this Agreement to which the JH Eight Shareholders is a party, to consummate the transactions contemplated by this Agreement to which the JH Eight Shareholders is a party, and to perform the JH Eight Shareholders’ obligations under this Agreement to which the JH Eight Shareholders is a party. This Agreement has been duly and validly authorized and approved, executed and delivered by the JH Eight Shareholders. Assuming this Agreement has been duly and validly authorized, executed and delivered by the parties thereto other than the JH Eight Shareholders, this Agreement is duly authorized, executed and delivered by the JH Eight Shareholders and constitutes the legal, valid and binding obligation of the JH Eight Shareholders, enforceable against the JH Eight Shareholders in accordance with their respective terms, except as such enforcement is limited by general equitable principles, or by bankruptcy, insolvency and other similar Laws affecting the enforcement of creditors rights generally.

Section 4.2  No Conflict. Neither the execution or delivery by the JH Eight Shareholders of this Agreement to which the JH Eight Shareholders is a party nor the consummation or performance by the JH Eight Shareholders of the transactions contemplated hereby or thereby will, directly or indirectly, (a) contravene, conflict with, or result in a violation of any provision of the organizational documents of the JH Eight Shareholders (if the JH Eight Shareholders is not a natural person); (b) contravene, conflict with, constitute a default (or an event or condition which, with notice or lapse of time or both, would constitute a default) under, or result in the termination or acceleration of, any agreement or instrument to which the JH Eight Shareholders is a party or by which the properties or assets of the JH Eight Shareholders are bound; or (c) contravene, conflict with, or result in a violation of, any Law or Order to which the JH Eight Shareholders, or any of the properties or assets of the JH Eight Shareholders, may be subject.

Section 4.3  Litigation. There is no pending Action against the JH Eight Shareholders that involves the JH Eight Shares or that challenges, or may have the effect of preventing, delaying or making illegal, or otherwise interfering with, any of the transactions contemplated by this Agreement or the business of JH Eight and, to the knowledge of the JH Eight Shareholders, no such Action has been threatened, and no event or circumstance exists that is reasonably likely to give rise to or serve as a basis for the commencement of any such Action.

Section 4.4  Acknowledgment. The JH Eight Shareholders understand and agrees that the Source Rock Shares to be issued pursuant to this Agreement have not been registered under the Securities Act or the securities laws of any state of the U.S. and that the issuance of the Source Rock Shares is being effected in reliance upon an exemption from registration afforded either under Section 4(2) of the Securities Act for transactions by an issuer not involving a public offering or Regulation D promulgated thereunder or Regulation S for offers and sales of securities outside the U.S.

Section 4.5  Stock Legends. The JH Eight Shareholders hereby agree with Source Rock as follows:

a.

Securities Act Legend Accredited Investors. The certificates evidencing the Source Rock Shares issued to the JH Eight Shareholders will bear the following legend:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE SECURITIES LAWS AND NEITHER SUCH SECURITIES NOR ANY INTEREST THEREIN MAY BE OFFERED, SOLD, PLEDGED, ASSIGNED OR OTHERWISE TRANSFERRED EXCEPT (1) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS OR (2) PURSUANT TO AN AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS, IN WHICH CASE THE HOLDER MUST, PRIOR TO SUCH TRANSFER, FURNISH TO THE COMPANY AN OPINION OF COUNSEL, WHICH COUNSEL AND OPINION ARE REASONABLY SATISFACTORY TO THE COMPANY, THAT SUCH SECURITIES MAY BE OFFERED, SOLD, PLEDGED, ASSIGNED OR OTHERWISE TRANSFERRED IN THE MANNER CONTEMPLATED PURSUANT TO AN AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS, OR (3) IN ACCORDANCE WITH THE PROVISIONS OF REGULATION S PROMULGATED UNDER THE SECURITIES ACT, AND BASED ON AN OPINION OF COUNSEL, WHICH COUNSEL AND OPINION ARE REASONABLY SATISFACTORY TO THE COMPANY, THAT THE PROVISIONS OF REGULATION S HAVE BEEN SATISFIED.

b.

Other Legends. The certificates representing such Source Rock Shares, and each certificate issued in transfer thereof, will also bear any other legend required under any applicable law, including, without limitation, any U.S. state corporate and state securities law, or contract.

c.

Opinion. The JH Eight Shareholders shall not transfer any or all of the Source Rock Shares pursuant to Rule 144, under the Securities Act, Regulation S or absent an effective registration statement under the Securities Act and applicable state securities law covering the disposition of the Source Rock Shares, without first providing Source Rock with an opinion of counsel (which counsel and opinion are reasonably satisfactory to the Source Rock) to the effect that such transfer will be made in compliance with Rule 144, under the Securities Act, Regulation S or will be exempt from the registration and the prospectus delivery requirements of the Securities Act and the registration or qualification requirements of any applicable U.S. state securities laws.

Section 4.6  Ownership of Shares. Each JH Eight Shareholder is both the record and beneficial owner of the JH Eight Shares listed by its name on Schedule III. The JH Eight Shareholders is not the record or beneficial owner of any other shares of JH Eight. The JH Eight Shareholder has and shall transfer at the Closing, good and marketable title to the JH Eight Shares, free and clear of all liens, claims, charges, encumbrances, pledges, mortgages, security interests, options, rights to acquire, proxies, voting trusts or similar agreements, restrictions on transfer or adverse claims of any nature whatsoever, excepting only restrictions on future transfers imposed by applicable law.

Section 4.7  Pre-emptive Rights. Subject to Schedule 4.7, at Closing, no JH Eight Shareholders has any pre-emptive rights or any other rights to acquire any shares of JH Eight that have not been waived or exercised.

Section 4.8 Accredited Investor.  All JH Eight Shareholders receiving shares of Source Rock pursuant to this Agreement are “accredited investors” within the meaning of Rule 501(a) of Regulation D promulgated under the Securities Act.  Each JH Eight Shareholder agrees to complete and execute a Schedule IV “Certificate of Selling Shareholder”. Each JH Eight Shareholders agrees that the representations set out in Schedule IV as executed by the JH Eight Shareholder will be true and correct as of the Closing date.

ARTICLE V

CONDITIONS TO OBLIGATIONS OF JH EIGHT

AND THE JH EIGHT SHAREHOLDERS

The obligations of JH Eight and the JH Eight Shareholders to consummate the transactions contemplated by this Agreement are subject to the fulfillment, at or before the Closing Date, of the following conditions, any one or more of which may be waived by JH Eight and the JH Eight Shareholders at their sole discretion:

Section 5.1  Representations and Warranties of Source Rock. All representations and warranties made by Source Rock in this Agreement shall be true and correct in all material respects on and as of the Closing Date, except insofar as the representations and warranties relate expressly and solely to a particular date or period, in which case, subject to the limitations applicable to the particular date or period, they will be true and correct in all material respects on and as of the Closing Date with respect to such date or period.

Section 5.2  Agreements and Covenants. Source Rock shall have performed and complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with on or prior to the Closing Date.

Section 5.3  Consents and Approvals. All consents, waivers, authorizations and approvals of any governmental or regulatory authority, domestic or foreign, and of any other person, firm or corporation, required in connection with the execution, delivery and performance of this Agreement shall be in full force and effect on the Closing Date.

Section 5.4  No Violation of Orders. No preliminary or permanent injunction or other order issued by any court or governmental or regulatory authority, domestic or foreign, nor any statute, rule, regulation, decree or executive order promulgated or enacted by any government or governmental or regulatory authority, which declares this Agreement invalid in any respect or prevents the consummation of the transactions contemplated hereby, or which materially and adversely affects the assets, properties, operations, prospects, net income or financial condition of Source Rock shall be in effect; and no action or proceeding before any court or governmental or regulatory authority, domestic or foreign, shall have been instituted or threatened by any government or governmental or regulatory authority, domestic or foreign, or by any other person, or entity which seeks to prevent or delay the consummation of the transactions contemplated by this Agreement or which challenges the validity or enforceability of this Agreement.

Section 5.5  Other Closing Documents. JH Eight shall have received such certificates, instruments and documents in confirmation of the representations and warranties of Source Rock, Source Rock’s performance of its obligations hereunder, and/or in furtherance of the transactions contemplated by this Agreement as the JH Eight Shareholders and/or their respective counsel may reasonably request.

Section 5.6  Documents. Source Rock must have caused the following documents to be delivered to JH Eight and the JH Eight Shareholder:

a.

copies of all resolutions and/or consent actions adopted by or on behalf of the board of directors of Source Rock evidencing approval of this Agreement and the Share Exchange;

b.

share certificates representing the Source Rock Shares to the JH Eight Shareholders in the amounts as set out in Schedule III to this Agreement;

c.

a certificate of good standing for Source Rock issued by the Secretary of State of Nevada dated not earlier than five days prior to the Closing Date;

d.

all certificates and other documents required by Article V of this Agreement;

e.

a certificate from the Secretary of Source Rock attaching:

(i)

a copy of Source Rock’ articles, bylaws and all other incorporation documents, as amended through the Closing Date; and

(ii)

copies of resolutions duly adopted by the board of directors of Source Rock approving the execution and delivery of this Agreement and the consummation of the transactions contemplated herein;

f.

a certificate of an officer of Source Rock, dated as of Closing, certifying that:

(i)

each covenant and obligation of Source Rock has been complied with, and

(ii)

each representation, warranty and covenant of Source Rock is true and correct at the Closing as if made on and as of the Closing;

g.

all necessary documents, each duly executed by Source Rock, as required to give effect to the Share Exchange;

h.

a legal opinion from counsel for Source Rock addressed to JH Eight and the JH Eight Shareholders opining as to various matters relating to Source Rock and its affairs, including the forms and validity of the Source Rock Shares being issued, the legality and sufficiency of the corporate proceedings, and other matters incident to the issuance of the Source Rock Shares, with such qualifications and limitations as are usual and customary in similar transactions;

i.

certificate from the transfer agent of Source Rock setting out the number of shares of Source Rock common stock issued and outstanding on the Closing Date;

j.

all EDGAR filing codes of Source Rock;

k.

resignation of Eric Anderson from all positions as executive officer and director of Source Rock; and

l.

such other documents as JH Eight may reasonably request for the purpose of (A) evidencing the accuracy of any of the representations and warranties of  Source Rock, (B) evidencing the performance of, or compliance by Source Rock with any covenant or obligation required to be performed or complied with by Source Rock, (C) evidencing the satisfaction of any condition referred to in this Article V, or (D) otherwise facilitating the consummation or performance of any of the transactions contemplated by this Agreement.

Section 5.8  No Material Adverse Effect.  There shall not have been any event, occurrence or development that has resulted in or could result in a Material Adverse Effect on or with respect to Source Rock.

ARTICLE VI

CONDITIONS TO OBLIGATIONS OF SOURCE ROCK

The obligations of Source Rock to consummate the transactions contemplated by this Agreement are subject to the fulfillment, at or before the Closing Date, of the following conditions, any one or more of which may be waived by Source Rock in its sole discretion:

Section 6.1  Representations and Warranties of JH Eight and the JH Eight Shareholders. All representations and warranties made by JH Eight and the JH Eight Shareholders on behalf of themselves individually in this Agreement shall be true and correct on and as of the Closing Date except insofar as the representation and warranties relate expressly and solely to a particular date or period, in which case, subject to the limitations applicable to the particular date or period, they will be true and correct in all material respects on and as of the Closing Date with respect to such date or period.

Section 6.2  Agreements and Covenants. JH Eight and the JH Eight Shareholders shall have performed and complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by each of them on or prior to the Closing Date.

Section 6.3  Consents and Approvals. All consents, waivers, authorizations and approvals of any governmental or regulatory authority, domestic or foreign, and of any other person, firm or corporation, required in connection with the execution, delivery and performance of this Agreement, shall have been duly obtained and shall be in full force and effect on the Closing Date.

Section 6.4  No Violation of Orders. No preliminary or permanent injunction or other order issued by any court or other governmental or regulatory authority, domestic or foreign, nor any statute, rule, regulation, decree or executive order promulgated or enacted by any government or governmental or regulatory authority, domestic or foreign, that declares this Agreement invalid or unenforceable in any respect or which prevents the consummation of the transactions contemplated hereby, or which materially and adversely affects the assets, properties, operations, prospects, net income or financial condition of JH Eight shall be in effect; and no action or proceeding before any court or government or regulatory authority, domestic or foreign, shall have been instituted or threatened by any government or governmental or regulatory authority, domestic or foreign, or by any other person, or entity which seeks to prevent or delay the consummation of the transactions contemplated by this Agreement or which challenges the validity or enforceability of this Agreement.

Section 6.5  Other Closing Documents. Source Rock shall have received such certificates, instruments and documents in confirmation of the representations and warranties of JH Eight and the JH Eight Shareholders, the performance of JH Eight and the JH Eight Shareholders’ respective obligations hereunder and/or in furtherance of the transactions contemplated by this Agreement as or its counsel may reasonably request.

Section 6.6   Documents. JH Eight and the JH Eight Shareholders must deliver to Source Rock at the Closing:

a.

share certificates evidencing the number of JH Eight Shares, along with executed share transfer forms transferring such JH Eight Shares to Source Rock;

b.

this Agreement to which the JH Eight and the JH Eight Shareholders is a party, duly executed;

c.

such other documents as Source Rock may reasonably request for the purpose of (A) evidencing the accuracy of any of the representations and warranties of the JH Eight and the JH Eight Shareholders , (B) evidencing the performance of, or compliance by JH Eight and the JH Eight Shareholders with, any covenant or obligation required to be performed or complied with by JH Eight and the JH Eight Shareholders, as the case may be, (C) evidencing the satisfaction of any condition referred to in this Article VI, or (D) otherwise facilitating the consummation or performance of any of the transactions contemplated by this Agreement.

Section 6.7  No Claim Regarding Stock Ownership or Consideration. There must not have been made or threatened by any Person, any claim asserting that such Person (a) is the holder of, or has the right to acquire or to obtain beneficial ownership of the JH Eight Shares, or any other stock, voting, equity, or ownership interest in, JH Eight, or (b) is entitled to all or any portion of the JH Eight Shares.

ARTICLE VII

POST-CLOSING AGREEMENTS

Section 7.1  SEC Documents. From and after the Closing Date, in the event the SEC notifies Source Rock of its intent to review any Public Report filed prior to the Closing Date or Source Rock receives any oral or written comments from the SEC with respect to any Public Report filed prior to the Closing Date, Source Rock shall promptly notify the JH Eight Controlling Stockholders and shall reasonably cooperate with Source Rock in responding to any such oral or written comments.

ARTICLE VIII

INDEMNIFICATION

Section 8.1  Survival of Provisions. The respective representations, warranties, covenants and agreements of each of the parties to this Agreement (except covenants and agreements which are expressly required to be performed and are performed in full on or before the Closing Date) shall expire on the first day of the one-year anniversary of the Closing Date (the “Survival Period”). The right to payment of damages or other remedy based on such representations, warranties, covenants, and obligations will not be affected by any investigation conducted with respect to, or any knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant, or obligation. The waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, will not affect the right to payment of damages, or other remedy based on such representations, warranties, covenants, and obligations.

ARTICLE IX

MISCELLANEOUS PROVISIONS

Section 9.1  Publicity. No party shall cause the publication of any press release or other announcement with respect to this Agreement or the transactions contemplated hereby without the consent of the other parties, unless a press release or announcement is required by law. If any such announcement or other disclosure is required by law, the disclosing party agrees to give the non-disclosing parties prior notice and an opportunity to comment on the proposed disclosure.

Section 9.2   Successors and Assigns. This Agreement shall inure to the benefit of, and be binding upon, the parties hereto and their respective successors and assigns; provided, however, that no party shall assign or delegate any of the obligations created under this Agreement without the prior written consent of the other parties.

Section 9.3  Fees and Expenses. Except as otherwise expressly provided in this Agreement, all legal and other fees, costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees, costs or expenses.

Section 9.4  Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been given or made if in writing and delivered personally or sent by registered or certified mail (postage prepaid, return receipt requested)or facsimile to the parties at the following addresses:

If to JH Eight or the JH Eight Shareholders, to:

JH Acquisitions Eight, Inc.

6528 E 101stStreet, Suite 380

Tulsa, OK 74133

Attn: Mark Mroczkowski

With a copy to (which copy shall not constitute notice):

John Heskett, Esq.

501 S Johnstone Suite 501

Bartlesville, OK 74003

If to Source Rock, to:

Source Rock, Inc.

Eric Anderson

580 Solstice Ave.

Las Vegas, Nevada 89123

With a copy to (which copy shall not constitute notice):

Harold Gewerter, Esq.

2705 Airport Drive, N.

Las Vegas, NV 89032

or to such other persons or at such other addresses as shall be furnished by any party by like notice to the others, and such notice or communication shall be deemed to have been given or made as of the date so delivered or mailed. No change in any of such addresses shall be effective insofar as notices under this Section 8.4 are concerned unless such changed address is located in the United States of America and notice of such change shall have been given to such other party hereto as provided in this Section 9.4.

Section 9.5  Entire Agreement. This Agreement, together with the exhibits hereto, represents the entire agreement and understanding of the parties with reference to the transactions set forth herein and no representations or warranties have been made in connection with this Agreement other than those expressly set forth herein or in the exhibits, certificates and other documents delivered in accordance herewith. This Agreement supersedes all prior negotiations, discussions, correspondence, communications, understandings and agreements between the parties relating to the subject matter of this Agreement and all prior drafts of this Agreement, all of which are merged into this Agreement. No prior drafts of this Agreement and no words or phrases from any such prior drafts shall be admissible into evidence in any action or suit involving this Agreement.

Section 9.6  Severability. This Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Agreement or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible so as to be valid and enforceable.

Section 9.7  Titles and Headings. The Article and Section headings contained in this Agreement are solely for convenience of reference and shall not affect the meaning or interpretation of this Agreement or of any term or provision hereof.

Section 9.8  Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall be considered one and the same agreement. Fax and PDF copies shall be considered originals for all purposes.

Section 9.9  Convenience of Forum; Consent to Jurisdiction. The parties to this Agreement, acting for themselves and for their respective successors and assigns, without regard to domicile, citizenship or residence, hereby expressly and irrevocably elect as the sole judicial forum for the adjudication of any matters arising under or in connection with this Agreement, and consent and subject themselves to the jurisdiction of, the courts of the State of Oklahoma, and/or the United States District Court for Oklahoma, in respect of any matter arising under this Agreement. Service of process, notices and demands of such courts may be made upon any party to this Agreement by personal service at any place where it may be found or giving notice to such party as provided in Section 9.4.

Section 9.10  Enforcement of the Agreement. The parties hereto agree that irreparable damage would occur if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereto, this being in addition to any other remedy to which they are entitled at law or in equity.

Section 9.11  Governing Law. This Agreement shall be governed by and interpreted and enforced in accordance with the laws of the State of Oklahoma without giving effect to the choice of law provisions thereof.

Section 9.12 Amendments and Waivers. Except as otherwise provided herein, no amendment or waiver of any provision of this Agreement shall be valid unless the same shall be in writing and signed by all of the parties hereto. No waiver by any party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any such prior or subsequent occurrence.

[REST OF PAGE DELIBERATELY LEFT BLANK]

[SIGNATURE PAGE TO SHARE EXCHANGE AGREEMENT]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

SOURCE ROCK, INC.

By:	/s/ Eric Anderson
Name: Eric Anderson
Title: President

JH ACQUISITIONS EIGHT, INC.

By:	/s/ Mark Mroczkowski
Name: Mark Mroczkowski
Title: President

SOURCE ROCK, INC. CONTROLLING STOCKHOLDER

By:	/s/ Eric Anderson
Eric Anderson representing 8 million shares of common issued and outstanding

SCHEDULE III

[SIGNATURE PAGE OF JH EIGHT SHAREHOLDERS

TO SHARE EXCHANGE AGREEMENT]

[SIGNATURE PAGE TO SHARE EXCHANGE AGREEMENT]

**SOURCE ROCK, INC.**

By: ______________________________
Name: Eric Anderson
Title: President

**JH ACQUISITIONS EIGHT, INC.**

By: ______________________________
Name: Mark Mroczkowski
Title: President

**SOURCE ROCK, INC. CONTROLLING STOCKHOLDER**

Aug 22 11 09:36a Dana Anderson 702-733-7988 p.1

Thirty one thousand five hundred (31,500) shares of JH representing 100% of the issued and outstanding shares of JH. At the closing of the Exchange Agreement (which is contingent upon a 80% reconfirmation vote under Rule 419), JH will become a wholly-owned subsidiary of Source Rock and Source Rock will acquire the business and operations of JH. The Exchange Agreement contains customary representations, warranties, and conditions.

## Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On July 1, 2011 Lyonheart Capital, Inc. changed its name to "SOURCE ROCK, INC." and increased the authorized capital to two hundred million (200,000,000) shares of Common Stock of the par value of ($.0001) each, and twenty five million (25,000,000) shares of Preferred Stock of the par value of ($.0001).

Exhibits

No. Exhibits
--- --------

2. Exchange Agreement

3. Amended and Restated Articles

## SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated

**SOURCE ROCK, INC.**

By: ______________________

Eric Anderson, President and
Chief Executive Officer

## EXHIBIT INDEX

Exhibits

No. Exhibits
--- --------

2. Exchange Agreement

3. Amended and Restated Articles

Aug 22 11 09:10a Dana Anderson 702-733-7988 p.1